Filed pursuant to Rule 433
Registration No. 333-158636
Issuer Free Writing Prospectus dated September 14, 2009
(To the Prospectus dated April 17, 2009 and
the Prospectus Supplement dated September 14, 2009)

FOR IMMEDIATE RELEASE

E*TRADE FINANCIAL Media Relations Contact
Pam Erickson
617-296-6080
pam.erickson@etrade.com

E*TRADE FINANCIAL Investor Relations Contact
Brett Goodman
646-521-4406
brett.goodman@etrade.com

E*TRADE FINANCIAL CORPORATION TERMINATES STOCKHOLDER
RIGHTS PLAN AND FILES FOR AT THE MARKET PROGRAM TO ISSUE COMMON STOCK

New York, September 14, 2009 – E*TRADE FINANCIAL Corporation (NASDAQ: ETFC) today announced that its Board of Directors has terminated the Company’s Stockholder Rights Plan in accordance with the stockholder advisory vote at the Special Stockholder Meeting in August.  In addition, the Board of Directors has authorized the commencement of an At The Market (ATM) program to issue common stock for which the Company has entered into an equity distribution agreement with Sandler O’Neill + Partners, L.P.  Under the terms of the agreement, the Company may from time to time offer and sell up to $150,000,000 of common stock through the ATM program.  The Company intends to use the proceeds from the sale of common stock to enhance liquidity for the parent company as well as for working capital and general corporate purposes.

Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Global Select Market at market prices or as otherwise agreed by Sandler O’Neill.  These shares will be offered at market prices prevailing at the time of sale.

Under the terms of the distribution agreement, the Company also may sell shares of its common stock to Sandler O’Neill, as principal for its own account, at a price agreed upon at the time of sale.  If the Company agrees to sell shares to Sandler O’Neill, as principal, it will enter into a separate terms agreement with Sandler O’Neill, and will describe such agreement in a separate prospectus supplement or pricing supplement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Company’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About E*TRADE FINANCIAL
The E*TRADE FINANCIAL family of companies provides financial services including online brokerage and related banking products and services to retail investors.  Specific business segments include Trading and Investing, and Balance Sheet Management.  Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC).  Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries.
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Important Notices
E*TRADE FINANCIAL, E*TRADE and the E*TRADE logo are trademarks or registered trademarks of E*TRADE FINANCIAL Corporation.

The statements contained in this news release that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially.  The uncertainties and risks include, but are not limited to, potential negative regulatory consequences resulting from actions by the Office of Thrift Supervision or other regulators and related matters.  Additional uncertainties and risks affecting the business, financial condition, results of operations and prospects of the Company include, but are not limited to, potential changes in market activity, anticipated changes in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, macro trends of the economy in general and the residential real estate market, instability in the consumer credit markets and credit trends, rising mortgage interest rates, tighter mortgage lending guidelines across the industry, increased mortgage loan delinquency and default rates, portfolio growth, portfolio seasoning and resolution through collections, sales or charge-offs, the development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, including changes to the U.S. Treasury’s Troubled Asset Relief Program, changes in consumer behavior and the introduction of competing products having technological and/or other advantages.  Further information about these risks and uncertainties can be found in the “Risk Factors” section of the Company’s prospectus supplement dated September 14, 2009, and in the information included or incorporated in the annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K previously filed by E*TRADE FINANCIAL Corporation with the SEC (including information under the caption “Risk Factors”). Any forward-looking statement included in this release speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

E*TRADE FINANCIAL Corporation has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling toll-free 1-866-805-4128.

© 2009 E*TRADE FINANCIAL Corporation. All rights reserved.